Exhibit 3.1

AMENDMENT NO. 1

TO THE

FOURTH AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

BLACKROCK PRIVATE CREDIT FUND

This Amendment No. 1 (the “Amendment”) to the Fourth Amended and Restated Agreement and Declaration of Trust, dated October 27, 2022 (the “Declaration of Trust”), of BlackRock Private Credit Fund, a Delaware statutory trust (the “Trust”), has been approved by the Trustees as of July 31, 2025. Capitalized terms used but not defined herein shall have the meanings set forth in the Declaration of Trust.

WHEREAS, in connection with the registration of the Shares of the Trust in certain states, certain state securities regulators have requested modifications to the Declaration of Trust;

WHEREAS, Section 12.3(a)(vi) of the Declaration of Trust provides that the Trustees may amend the Declaration of Trust to comply or conform the Declaration of Trust as necessary to satisfy any of the Omnibus Guidelines Statement of Policy adopted by the North American Securities Administrators Association on March 29, 1992 and as amended on May 7, 2007 (“Omnibus Guidelines”) or the statutes, rules, regulations or requests of any state securities regulator, or otherwise necessary for the Fund to publicly offer Shares in any state as determined by the Trustees in good faith;

WHEREAS, the Trustees have approved this Amendment in accordance with Section 12.3(a)(vi);

NOW, THEREFORE

1.             Section 2.5 of the Declaration of Trust is hereby amended and restated in its entirety as follows:

2.5       Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, or the President or any two Trustees. Regular meetings of the Trustees may be held without call or notice at a time and place fixed by the By-Laws or by resolution of the Trustees. Notice of any other meeting shall be given by the Secretary and shall be delivered to the Trustees orally not less than 24 hours, or in writing not less than 72 hours, before the meeting, but may be waived in writing by any Trustee either before or after such meeting. The attendance of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been properly called or convened. Any time there is more than one Trustee, a quorum for all meetings of the Trustees shall be one-half, but not less than two, of the Trustees. Unless provided otherwise in this Declaration and except as required under the 1940 Act, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present) or without a meeting by written consent of a majority of the Trustees.

Any committee of the Trustees, including an executive committee, if any, may act with or without a meeting. Any time there is more than one member of a committee, unless otherwise required by the committee’s charter, a quorum for all meetings of any such committee shall be one-half, but not less than two, of the members thereof. Unless provided otherwise in this Declaration, any action of any such committee may be taken at a meeting by vote of a majority of the members present (a quorum being present) or without a meeting by written consent of all of the members.

With respect to actions of the Trustees and any committee of the Trustees, Trustees who are Interested Persons in any action to be taken may be counted for quorum purposes under this Section and shall be entitled to vote to the extent not prohibited by the 1940 Act.

All or any one or more Trustees may participate in a meeting of the Trustees or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting.

2.	This Amendment shall be effective as of the date set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this Amendment as of the 31st day of July, 2025. This Amendment may be executed in two or more counterparts that shall collectively constitute one and the same instrument.

/s/ Eric J. Draut
Eric J. Draut
Trustee

/s/ Andrea Petro
Andrea Petro
Trustee

/s/ Maureen Usifer
Maureen Usifer
Trustee

/s/ John Perlowski
John Perlowski
Trustee

/s/ Philip Tseng
Philip Tseng
Trustee

Delaware Trustee:

The Corporation Trust Company,
not in its individual capacity but solely as Delaware trustee

By:	/s/ Steven P. Zimmer
Name:	Steven P. Zimmer
Title:	Assistant Vice President